Exhibit 10.1
Baxter International Inc.
Equity Plan
adopted as of March 15, 2007
1. Purpose
This Equity Plan (the “Plan”) has been adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter”).
2. Participants
Participants in this Plan (each a “Participant”) shall be employees of Baxter or its subsidiaries (the “Company”) to whom the Committee makes awards of Stock Options (each an “Option”), Performance Share Units and Restricted Share Units (each an “RSU”, and together with Options and Performance Share Units, “Awards”) under this Plan.
3. Awards
Awards shall be granted pursuant to and for the purposes stated in the Baxter International Inc. 2003 Incentive Compensation Program with respect to Baxter corporate officers and the 2001 Incentive Compensation Program (together, the “Programs”) with respect to all other Participants. Each Award shall be granted as of March 15, 2007, or for eligible French employees as of April 10, 2007 or as soon thereafter as practicable pursuant to applicable French law (as provided in the attached French Addendum which shall govern such grants) (the “Grant Date”). The purchase price for each share of Common Stock subject to an Option shall be the Fair Market Value of a share of Common Stock on the Grant Date; provided, however, for employees of the Company’s subsidiaries in Italy the purchase price will be the greater of the “Normal Value” or the “Fair Market Value” on the date of grant. The “Normal Value” is defined as the arithmetic average of the share price of Common Stock in the month preceding the Grant Date. The terms of each Option will be as set forth in this Plan. The terms of each Award will be as set forth in this Plan. Unless otherwise indicated, terms defined in the Programs shall have the same meaning in these terms and conditions. Options are not intended to qualify as an Incentive Stock Option within the meaning of section 422 of the United States Internal Revenue Code, as amended (the “Code”). Baxter has not selected any country as its home member state under the European Union Directive 2003/71/EC, and the grant of Awards pursuant to this Plan is simultaneous.
4. Options
4.1. Except for Options granted to employees of the Company’s subsidiaries in Italy or France, Options shall become exercisable as follows: (i) one-third on the first anniversary of the Grant Date, (ii) one-third on the second anniversary of the Grant Date, and (iii) the remainder on the third anniversary of the Grant Date. Options granted to employees of the Company’s subsidiaries in Italy and France shall become exercisable on the third and fourth anniversaries of the Grant Date, respectively. After Options become exercisable (in each case, in whole or in part) and until they expire, the Options may be exercised in whole or in part, in the manner specified by the Committee. Under no circumstances may Options be exercised after they have expired. Shares of Common Stock may be used to pay the purchase price for shares of Common

Stock to be acquired upon exercise of Options or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by the Committee.
4.2. If a Participant’s employment with the Company terminates before the Participant’s Options becomes exercisable, the Options will expire when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below) or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and exercise.
4.3. If a Participant’s employment with the Company terminates after the Participant’s Options become exercisable, the Options will not expire immediately but will remain exercisable. Subject to Section 4.6, and except in the event of a Qualifying Retirement (as provided in Section 4.4), the Options will expire ninety days after the Participant’s employment with the Company terminates. If the Participant dies or becomes disabled during the ninety-day period, the Options will expire on the first anniversary of the termination date.
4.4. If the employment of a Participant who is at least 65 years of age, or at least 55 years of age with at least 10 years of employment with the Company, is terminated other than for Cause or by reason of the Participant’s death or disability (a “Qualifying Retirement”) then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall continue to vest as provided in Section 4.1, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall continue to vest as provided in (i), which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6, the Participant's Options (whether vesting pursuant to (i) or (ii) or previously vested) shall expire on the fifth anniversary of the termination date.
4.5. If the employment of a Participant is terminated due to death or disability, then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall vest immediately, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall vest immediately, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6, such options will expire on the first anniversary of the termination date.
4.6. Options that have not previously expired will expire at the close of business on the tenth anniversary of the Grant Date; provided, however, that Options granted to employees residing in Switzerland on the Grant Date shall expire on the eleventh anniversary of the Grant Date. If Options would expire on a date that is not a business day, they will expire at the close of business on the last business day preceding that date. A business day is any day on which the Common Stock is traded on the New York Stock Exchange.
4.7. Except as the Committee may otherwise provide, Options may only be exercised by the Participant, the Participant’s legal representative, or a person to whom the Participant’s rights in the Options are transferred by will or the laws of descent and distribution.
4.8. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

4.9. A transfer of employment to a company that assumes an Option or issues a substitute option in a transaction to which Section 424 of the Code applies will not constitute a termination of employment within the meaning of the Plan.
4.10. Except to the extent that it would cause the Option to be subject to Section 409(A) of the Code, the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Options. Upon the grant of substitute SARs, the related Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SARs shall be equal to the Option Price of the related Options, the term of the substitute SARs shall not exceed the term of the related Options, and the terms and conditions applicable to the substitute SARs shall otherwise be substantially the same as those applicable to the related Options replaced by the substitute SARs. Upon exercise, the SARs will be settled in Common Stock.
5. Performance Share Units
5.1. The Performance Share Units will be earned and vest based on the growth in shareholder value (“GSV”) of shares of Baxter International Inc. Common Stock relative to the GSV of companies in the compensation health care peer group selected by the Committee. GSV will be measured over a three-year period beginning with the first day of the calendar year of the Grant Date and ending on the last day of the third calendar year (the “Performance Period”).
The Performance Share Units will pay out in shares of Common Stock in a range of 0% to 200% of the number of Performance Share Units awarded to the Participant as follows:

Performance	Payment
85th percentile of peer group or above	200%
75th percentile	150%
60th percentile	100%
25th percentile	25%
Below 25th percentile	0%
The Performance Share Units will pay out linearly between each set of data points. GSV will be measured based on the average closing stock prices over the last twenty days of the Performance Period (plus reinvested dividends) divided by average closing stock prices over the twenty trading days prior to the beginning of the Performance Period.
Following the end of the Performance Period, the Committee shall determine the payout, which determination shall be final and binding. Shares of Common Stock earned will be delivered or otherwise made available to the Participant within 2 1/2 months of the Committee’s final determination of the number of shares earned.
5.2. If a Participant’s employment with the Company terminates before the end of the Performance Period, any unvested Performance Share Units shall be forfeited on the effective date of termination, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting.
5.3. If the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after the calendar year of the Grant Date, the Performance Share Units will remain eligible for payout at the end of the Performance Period on the terms provided in Section 5.1, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the Performance Share Units shall remain eligible for payout at the end of the Performance Period on the terms provided in Section 5.1, which portion shall be determined as follows: (# Performance Share Units awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

5.4. If the employment with the Company of a Participant is terminated due to death or disability, the Performance Share Units shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, the Performance Share Units shall pay out within sixty days at the 100% Payment level (as depicted in the table in Section 5.1.) or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the Performance Share Units shall pay out as provided in (i), which portion shall be determined as follows: (# Performance Share Units awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
5.5. The Performance Share Units shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.
5.6. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.
5.7. Until the shares of Common Stock have been delivered or otherwise made available as provided in Section 5.1, the Participant shall not be treated as a shareholder as to those shares of Common Stock relating to the Performance Share Units. Notwithstanding the foregoing, the Participant shall be permitted to receive cash payments equal to the dividends and distributions paid on shares of Common Stock to the same extent as if each Performance Unit was a share of Common Stock (without adjustment prior to vesting for payment levels set forth in the table in Section 5.1); provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to the record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the Performance Unit.
6. Restricted Stock Units
6.1. RSUs are subject to being earned and vested as follows (as applicable, the “Vesting Date”): (i) one-third on the first anniversary of the Grant Date, (ii) one-third on the second anniversary of the Grant Date, and (iii) the remainder on the third anniversary of the Grant Date. The Company will deliver or otherwise make available to the Participant within 2 1/2 months following the applicable Vesting Date one share of Common Stock for each RSU that vests.
6.2. If a Participant’s employment with the Company terminates before an RSU Vesting Date, the RSU will be forfeited when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and payout.
6.3. If the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after the calendar year of the Grant Date, the RSUs will remain eligible for payout on the terms provided in Section 6.1, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall remain eligible for payout on the terms provided in Section 6.1, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

6.4. If the employment with the Company of a Participant is terminated due to death or disability, the RSUs shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, all the RSUs shall pay out within sixty days, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall pay out as provided in (i), which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
6.5. The RSUs shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.
6.6. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.
6.7. Until the shares of Common Stock have been delivered or otherwise made available as provided in Section 6.1, the Participant shall not be treated as a shareholder as to those shares of Common Stock relating to the RSUs. Notwithstanding the foregoing, the Participant shall be permitted to receive cash payments equal to the dividends and distributions paid on shares of Common Stock to the same extent as if each RSU was a share of Common Stock; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to the record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the RSU.
7. Change in Control
Notwithstanding any other provision of the Programs or this Plan (and in lieu of vesting at the times otherwise provided in the Programs), if the termination of employment of a Participant occurs upon or within twenty-four (24) months following a Change in Control by reason of (a) termination by the Company for reasons other than for Cause or (b) termination by the Participant for Good Reason, then (i) all Awards shall become immediately vested and exercisable, and (ii) in the case of Performance Share Units, all performance targets shall be deemed to be met at the 100% Payment level (consistent with the table in Section 5.1.), as may be equitably increased in the discretion of the Committee to reflect actual performance through the date of the Change in Control.
8. Additional Definitions
For purposes of the Plan, the following capitalized terms shall have the meanings provided below.
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” means (i) the willful and continued failure by the Participant to substantially perform his duties with the Company that has not been cured within 30 days after written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Participant has not substantially performed (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Cause” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.
“Change in Control” means the first to occur of any of the following: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxter (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of Baxter’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Baxter) whose appointment or election by the Board or nomination for election by Baxter’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; or (iv) the shareholders of Baxter approve a plan of complete liquidation or dissolution of Baxter or there is consummated an agreement for the sale or disposition by Baxter of all or substantially all of Baxter’s assets, other than a sale or disposition by Baxter of all or substantially all of Baxter’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or of the entity to which such assets are sold or disposed or (B) if there is no such parent, of Baxter or such entity.
“Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company and a Participant or Company plan covering a Participant that provides for benefits upon termination for good reason or cause in connection with a change in control of Baxter and that has been approved by the Board or the Committee.
“Good Reason” means the occurrence (without the Participant’s express written consent) of any of the following which occur on or after a Change in Control: (i) reduction by the Company in the Participant’s annual base salary as in effect on the Grant Date or as the same may be increased from time to time; (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as in effect immediately prior to the Change in Control; or (iii) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Good Reason” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.
“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxter or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.
9. Withholding
Except as otherwise provided by the Committee, all Awards (including the payout of Awards) under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Company Common Stock that the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).
10. Program Controls
Except as specifically provided in the Plan, in the event of any inconsistency between the Plan and the Programs, the Programs will control, but only to the extent such Program provisions will not violate the provisions of section 409A of the Code.